Exhibit 10.2

INSPERITY, INC. 2012 INCENTIVE PLAN

ANNUAL DIRECTOR STOCK OPTION AWARD AGREEMENT

This Award Agreement is between Insperity, Inc. (the “Company”), and _______________________ (the “Optionee”), a nonemployee member of the Board of Directors of the Company (a “Director”), regarding a right (the “Option”) awarded to the Optionee on ___________________ (the “Grant Date”) to purchase from the Company up to, but not exceeding in the aggregate, _____________ shares of Common Stock (as defined in the Insperity, Inc. 2012 Incentive Plan (the “2012 Incentive Plan”)) at $________ per share (the “Exercise Price”), which is equal to the Fair Market Value of an Option Share as of the Grant Date, such number of shares and such price per share being subject to adjustment as provided in Section 14 of the 2012 Incentive Plan, and further subject to the following terms and conditions:

1.      Relationship to 2012 Incentive Plan.  This Option is intended to be a nonqualified stock option within the meaning of the Internal Revenue Service Code (the “Code”) Section 83.  This Option is granted pursuant to the 2012 Incentive Plan, as provided under the Insperity, Inc. Directors Compensation Plan (the “Directors Compensation Plan”), subject to all of the terms, conditions and provisions of, and administrative interpretations under, the 2012 Incentive Plan, if any, which have been adopted by the Committee thereunder.  Any question of interpretation arising under this Award Agreement shall be determined by the Committee and its determinations shall be final and conclusive upon all parties in interest.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the 2012 Incentive Plan.  For purposes of this Award Agreement, “Service” shall mean service as a Director.

2.      Exercise Schedule. The Option hereby granted is 100% vested and exercisable as of the Grant Date.

3.      Termination of Option.  The Option hereby granted shall terminate and be of no force and effect with respect to any shares of Common Stock not previously purchased by the Optionee upon the first to occur of:

(a)        the tenth (10th) anniversary of the Grant Date; or

(b)       the expiration of (i) three (3) months following the Director’s termination of Service for Cause, or (ii) three (3) years following the Director’s termination of Service for any other reason.

4.      Exercise of Option.  Subject to the limitations set forth herein and in the 2012 Incentive Plan, the Option may be exercised by following the prescribed procedures available from the Company’s Investor’s Relations Administrator. Such procedures shall include obtaining preauthorization from the Company’s General Counsel, telephoning the plan administrator designated by the Company and following the applicable Option exercise procedures. Notwithstanding anything to the contrary contained herein, the Optionee agrees that he will not exercise the Option granted pursuant hereto, if the exercise of the Option or the issuance of such Option Shares would constitute a violation by the Optionee or by the Company of any Company policy or provision of any law or any rule or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system upon which the Common Stock is listed or quoted.

In no event shall the Company be required to issue fractional shares upon the exercise of any portion of the option.

5.      Delivery of Shares.  The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any national securities exchange or inter-dealer quotation system upon which the Common Stock is listed or quoted.  In no event shall the Company be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.

6.      Notice and Disclosure.  Unless the Company notifies the Optionee in writing of a different procedure, any notice or other communication to the Company with respect to this Option shall be in writing and shall be delivered:

(a)        by registered or certified United States mail, postage prepaid, to Insperity, Inc., Attn: General Counsel, 19001 Crescent Springs Drive, Kingwood, Texas 77339;

(b)        by hand delivery or otherwise to Insperity, Inc., Attn:  General Counsel, 19001 Crescent Springs Drive, Kingwood, Texas 77339; or

(c)        by email to the Company’s General Counsel or his delegate.

Notwithstanding the foregoing, in the event that the address of the Company is changed, notices shall instead be made pursuant to the foregoing provisions at the Company’s then current address.

Any notices provided for in this Agreement or in the 2012 Incentive Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Optionee, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Optionee at the address specified at the end of this Agreement or at such other address as the Optionee hereafter designates by written notice to the Company.

The foregoing notwithstanding, the Optionee agrees that the Company may deliver by email all documents relating to the 2012 Incentive Plan or this Option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Optionee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, such posting is deemed to notify the Optionee.

7.      Assignment of Option.  The Optionee’s rights under the 2012 Incentive Plan and this Award Agreement are personal; no assignment or transfer of the Optionee’s rights under and interest in this Option may be made by the Optionee other than by will or by the laws of descent and distribution or by a qualified domestic relations order; and this Option is exercisable during his lifetime only by the Optionee, or in the case of an Optionee who is mentally incapacitated, this Option shall be exercisable by his guardian or legal representative.

Notwithstanding the foregoing, subject to approval by the Committee in its sole discretion, the Option is transferable by the Optionee to (a) the spouse, children or grandchildren (including adopted and stepchildren and grandchildren) of the Optionee (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (c) a partnership or partnerships in which such Immediate Family Members and, if applicable, the Optionee are the only partners.  Subsequent transfers of a transferred Option shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Optionee or a person to whom the original Optionee could have made a transfer in the manner described herein.  No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee.  Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as otherwise provided herein, the term “Optionee” shall be deemed to refer to the transferee.  The consequences of termination of Service shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the transferee only to the extent and for the periods specified in this Award Agreement.

After the death of the Optionee, unless the Option has been transferred as permitted above, exercise of the Option shall be permitted only by the Optionee’s executor or the personal representative of the Optionee’s estate (or by his assignee, in the event of a permitted assignment) and only to the extent that the Option was exercisable on the date of the Optionee’s death.

8.      Withholding.  No certificates representing shares of Common Stock purchased hereunder shall be delivered to or in respect of an Optionee unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such shares of Common Stock has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee pursuant to Section 15 of the 2012 Incentive Plan.  The Committee may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with this Option.

9.      Stock Certificates.  Certificates representing the Common Stock issued pursuant to the exercise of the Option will bear all legends required by law and necessary or advisable to effectuate the provisions of the 2012 Incentive Plan and this Option.  The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to the exercise of this Option until all restrictions and conditions set forth in the 2012 Incentive Plan or this Award Agreement and in the legends referred to in this Section 9 have been complied with.

10.    Successors and Assigns.  This Award Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Optionee may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted herein.

11.    No Service Guaranteed.  No provision of this Award Agreement shall confer any right upon the Optionee to continued Service as a Director.

12.    Severability.  If any term, provision, covenant, or condition of this Award Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability shall not affect any of the other terms, provisions, covenants, or conditions of this Award Agreement, each of which shall be binding and enforceable.

13.    Code Section 409A.  Notwithstanding anything in this Award Agreement to the contrary, the Option is intended to provide for a payment that is exempt from Code Section 409A and the regulations thereunder as a nonstatutory stock option not providing for the deferral of compensation, as described in Treasury Regulation section 1.409A-1(b)(5)(i)(A).

14.    Governing Law.  This Award Agreement, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

15.    Entire Agreement; Binding Effect.  This Award Agreement shall cover all shares of Common Stock acquired by the Optionee pursuant to this Award Agreement, including any community and/or separate property interest owned by the Optionee’s spouse in said shares.  All terms, conditions and limitations on transferability imposed under this Award Agreement upon shares acquired by the Optionee shall apply to any interest of the Optionee’s spouse in such shares.This Award Agreement and the 2012 Incentive Plan constitute the entire understanding between the parties regarding this Award, and supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof.  There are no representations, agreements, arrangements, or understanding, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Award Agreement.  This Award Agreement is binding upon the Optionee’s heirs, executors and personal representatives with respect to all provisions hereof. Except as set forth herein, this Agreement cannot be modified, altered or amended, to the detriment of the Optionee, except by an agreement, in writing, signed by both a duly authorized executive officer of the Company and the Optionee.

INSPERITY, INC.

Dated:	By:
	Name:	Paul J. Sarvadi
	Title:	Chairman of the Board
and Chief Executive Officer

Acknowledgement and Acceptance by the Optionee

I, _________________________, the undersigned Optionee, hereby acknowledge that I have received copies of the Insperity, Inc. Directors Compensation Plan and the Insperity, Inc. 2012 Incentive Plan (the “2012 Incentive Plan”) and that I will consult with and rely upon only my own tax, legal and financial advisors regarding the consequences and risks of the Option.  I hereby agree to and accept the foregoing Award Agreement, subject to the terms and provisions of the 2012 Incentive Plan and administrative interpretations thereof referred to above.

OPTIONEE:

Date:

Optionee’s Address